Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-269956, 333-263112, 333-253516 and 333-232010) on Form S-8 of our reports dated February 27, 2024, with respect to the consolidated financial statements of Revolve Group, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Los Angeles, California
February 27, 2024